EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333‑192256)  and Form S‑8 (Nos. 333‑179545, 333‑184621 and 333‑200777) of Alkermes plc of our report dated February 25, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers

Boston, Massachusetts

February 25, 2016